Exhibit 99.1

Press Release	Source: Molecular Imaging Corporation

Molecular Imaging Corporation Announces the

Resignation of Paul Crowe

SAN DIEGO—(BUSINESS WIRE)—September 13, 2004—Molecular Imaging Corporation (“MIC” or the “Company”) (OTCBB: MLRI - News), a leading provider of molecular imaging services to healthcare entities in the U.S., today announced that Paul Crowe, founder of the Company, has resigned as a director, Chairman of the Board, President and Chief Executive Officer of the Company to pursue other interests. Although his resignation is effective immediately, Mr. Crowe will be available to advise the Company and the Board.

The current executive management team will be responsible for day-to-day operations as the Company continues to provide the highest level of PET diagnostic services to the medical community. The executive team of the Company is made up of James Corlett, who has been appointed as the acting Chief Operating Officer; Steven Davis, General Counsel and Corporate Secretary; and Dennis Mulroy, Chief Financial Officer. The executive management team has a proven track record in delivering operational excellence. Mr. Corlett has been with the Company since its inception and has held executive management positions with the Company in both sales and operations.

The executive management team now reports to a committee of the Board of Directors of the Company that has been formed to assist the executive team with respect to operational and strategic matters. The members of the committee are Robert Bush, Dr. Axel Steudle and the Chairman of the committee is Kenneth Frederick. Robert Bush has been on the Board since March 2000. Mr. Bush has over 35 years experience in operating, managing and consulting with medical and technology companies. Dr. Axel Steudle has been on the Board since January 2002. Dr. Steudle is a private investor in a variety of companies and has served as a credit analyst where he was responsible for a credit portfolio of approximately $1 billion. Kenneth Frederick has been on the Board since June 2004. Mr. Frederick has over 30 years experience in business and corporate development in a variety of industries including the healthcare industry.

Mr. Crowe said, “I am very proud of what we have accomplished at MIC and am confident with regard to the future of the company. The decision to forego renewal of my employment agreement, as well as the decision to not seek reelection to the Board, reflects my desire to pursue other interests, both personal and professional. I have long been an advocate for PET, and I am pleased to note the acceptability of the modality today versus when we started the company. We have come a long, long way.”

Board member Peter S. Conti, M.D., Ph.D., a member of the Company’s Medical Advisory Board and President Elect of the Society of Nuclear Medicine, said, “The industry owes Paul a huge thank you for his pioneering efforts with PET. Without question his dedication to PET and his stewardship of Molecular Imaging Corporation have positioned the company to respond to the growing demand for the modality and the services of the Company.”

Dr. Axel Steudle added, “The Company is indebted to Paul for his vision and leadership that both founded the Company and led to the market acceptance of the PET modality and Molecular Imaging’s earlier growth stages. We will support our executive management team’s operational excellence with the financial and other resources required to continue Paul’s vision for profitable growth in the increasing applications for PET technology”.

About Molecular Imaging Corporation

Molecular Imaging Corporation is a leading national service provider of Positron Emission Tomography (“PET”) diagnostic imaging services. PET is a 3-Dimensional Full Body molecular imaging procedure used to diagnose stage and assess treatment outcomes for many cancers, cardiovascular disease and neurological disorders. The Company operates both mobile and permanent (fixed) PET imaging technologies for hospitals, diagnostic imaging centers and physician group practices offices across the U.S. The Company’s clinical web site, www.PETadvances.com, addresses questions about the various cancers and how molecular imaging can assist and benefit physicians and their patients. The Company’s commercial web site, www.molecularimagingcorp.com, addresses questions about our commercial services and investor relations.

Certain statements contained in this press release are “forward-looking statements” within the meaning of applicable federal securities laws, including, without limitation, anything relating or referring to future financial results and plans for future business development activities, and are thus prospective. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Such risks and uncertainties include, without limitation, the risks and uncertainties set forth from time to time in reports filed by the company with the Securities and Exchange Commission. Although the company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward the forward-looking statements contained herein. The companies undertake no obligation to publicly release statements made to reflect events or circumstances after the date hereof.

Contact:

Molecular Imaging Corporation

Liz Fuentes, 858-642-0032

Email: lfuentes@molecularimagingcorp.com

or

Crosslink Financial Communications

Terry McGovern or Bill Arnold, 415-924-9900

tmcgovern@crosslinkfinancial.com